English courtesy translation

ADM, Tax Code: 97210890584, with registered office in Rome, Piazza Mastai, 12, represented by Mr. Mario Lollobrigida in his capacity as Director of Gaming and as delegate for the execution of the concession agreement, duly authorized “to execute the regulations and agreements relating to concessions” by Service Order [OdS-Dir 1/2025] protocol ref. no.: 11839/RU, dated January 2, 2025

AND

the company LOTTOITALIA S.r.l. - with registered office in Rome, viale del Campo Boario 56/D, Italian tax and registration code with the Companies’ Register of Rome no. 13854281006, member of the VAT Group “Brightstar Lottery” with VAT no. 16866691005, REA number RM-1477873, hereinafter referred to as the concessionaire, represented by Miguel Bertuzzi, Esq., in his capacity as Chairman of the Board of Directors and legal representative

AGREE THAT

unless otherwise expressly indicated, the terms in bold contained in this agreement shall have the meaning indicated next to each of them in the nomenclature of definitions (nomenclatore unico delle definizioni), which forms an integral, substantial, and binding part of this agreement

WHEREAS

-an open selection procedure was launched with a call for tender published in the Official Gazette of the European Union (G.U.U.E.) to identify the entity to which the concession would be awarded;

-on May 19, 2025, the selection procedure was concluded with the publication on the ADM’s official website of the ranking list drawn up by the special Selection Committee appointed by ADM with resolution no. 182881/RU dated March 30, 2025, which shows that the aforementioned company was awarded the concession;

-ADM verified the regularity and completeness of the documentation submitted by the concessionaire and ascertained the regularity and adequacy of the guarantees presented by the concessionaire.

AGREE AS FOLLOWS

SECTION I
RECITALS, SUBJECT MATTER, AND TERMOF THE CONCESSION

Article 1
Recitals and other documents

1.Recitals, the call for tender, the administrative Rules, the technical Rules, and the nomenclature of definitions (nomenclatore unico delle definizioni) constitute an integral, substantial, and binding part of the agreement.

Article 2
Subject matter of the concession

1.The concession covers the activities and functions involved in managing the Lotto game and other fixed-odds number games’ service, for the collection of bets through concessionaires at physical points of sale, as referred to in Article 12 of Law No. 528 of August 2, 1982, as subsequently amended, and in Article 33, paragraph 1, of Law No. 724 of December 23, 1994, as subsequently amended, and entities authorized as remote points of sale.
2.Specifically, the games covered by the concession, collected through all points of sale, are:
a)Lotto game;
b)other fixed-odds number games already in the ADM portfolio;
c)any other fixed-odds numerical game that ADM may decide to market at any time.
3.ADM, with reference to gaming revenue trends, may - pursuant to the state reserve referred to in Article 1 of Legislative Decree No. 496 of April 14, 1948, and Article 1 of Law No. 528 of August 2, 1982, as subsequently amended - assess the need, for serious reasons, to suspend, without any compensation for the concessionaire, at any time during the term and effectiveness of the concession, the marketing of one or more of the fixed-odds numerical games covered by the concession, for a maximum period of six months, for the purpose of assessing whether to proceed with permanent discontinuation.

Article 3
Amendments to the concession

1.ADM may request the concessionaire, who expressly undertakes to accept such requests, provided that the conditions legitimizing the request are met, to make, during the term and effectiveness of the concession, changes to the activities relating to the management of the Lotto and other fixed-odds numerical games collection service, which may be necessary in the event of unforeseeable events that lead to substantial changes in the context, including as a result of any regulatory amendment.
2.Any amendment or addition to the agreement that may be necessary shall be incorporated and formalized in a specific addendum which, once executed by the parties, shall form an integral part of this agreement.

Article 4
Term of the concession

1.The term of the concession is nine years, non-renewable, starting from November 30, 2025.
2.In order to avoid interruptions in service and tax revenue collection in the event of an extreme emergency resulting from objectively unforeseeable events, which are not compatible with the terms imposed by selection procedures requiring the publication of a call for tenders, ADM is entitled to unilaterally extend the term of the concession for up to a further six months, under the same terms and conditions set forth in this agreement.

SECTION II
GENERAL OBLIGATIONS AND LIABILITY OF THE CONCESSIONAIRE

Article 5
General obligations of the concessionaire

1.The concessionaire is responsible for managing the Lotto game and other fixed-odds number games service, in accordance with the provisions set forth in this agreement, in the administrative Rules and technical Rules and related annexes, in compliance with Article 93 of the Consolidated Law on Public Security (Testo Unico delle Leggi di Pubblica Sicurezza).
2.With regard to the management of the Lotto game and other fixed-odds number games service, the concessionaire undertakes to:
a)maintain, during the term of the concession and for the mandatory management period, all the requirements set forth in the documentation relating to the selection procedure, demonstrate their continued fulfillment upon request of ADM, and notify any changes relating to them;
b)notify ADM of any changes in domicile, including digital domicile, designated for receiving communications and notifications;
c)comply with and adopt all the requirements set forth in the regulations governing the Lotto and other fixed-odds number games covered by the concession;
d)to provide consumers with information on the rules of the games, as well as on the requirements and provisions in force for the protection of lawful gaming and for the promotion of “legal and responsible gaming” and responsible gaming behavior, ensure monitoring of their adoption by remote players, adopt consumer protection measures provided for in the Consumer Code referred to in Legislative Decree No. 206 of September 6, 2005, preventing any compulsive gambling behavior in accordance with applicable legislation, implementing specific ADM institutional communication campaigns;
e)notify ADM on a quarterly basis, and at least thirty days before their commencement, initiatives useful for the protection of minors with regard to access to gaming, including those for the protection of players, organized by the concessionaire;
f)comply with the provisions established by ADM regarding the use of the institutional logo and the “legal and responsible gaming” logo, in accordance with applicable legislation and ADM’s internal regulations
g)comply with the applicable anti-mafia and, in particular, provide documentation for the purposes of applying Legislative Decree No. 159 of September 6, 2011, as subsequently amended;
h)ensure compliance with the prohibition on gambling for minors and with the obligations set forth in the aforementioned Article 7 of Decree-Law No. 158 of September 13, 2012, converted by Law No. 189 of November 8, 2012, as subsequently amended and supplemented.

3.The concessionaire expressly and unconditionally acknowledges and accepts that the granting of the concession is subject to full and absolute compliance with the applicable anti-Mafia legislation. In particular, the concessionaire acknowledges and accepts that, in case the measures referred to in Articles 67 and 94 of Legislative Decree No. 159 of September 6, 2011, as amended, are issued against it and/or its legal representatives and members of its management or supervisory bodies, ADM will initiate proceedings to revoke the concession, without prejudice to ADM’s right to claim compensation for damages suffered; to this end, the concessionaire undertakes to provide, every six months, the updated documentation submitted on the date of execution of this agreement and, in particular, the declaration referred to in the aforementioned Legislative Decree No. 159 of September 6, 2011, as subsequently amended.
4.The concessionaire acknowledges that ADM will initiate the procedure to revoke the concession, without prejudice to ADM’s right to claim compensation for damages suffered, in case the competent authorities provide anti-Mafia information indicating the inaccuracy or incompleteness of the statements contained in the certificates submitted.
5.The legal representative of the concessionaire undertakes to renew annually, by January 31, the declaration of non-existence, in relation to himself/herself and the other members of the management or supervisory bodies, of the causes for prohibition, revocation, or suspension referred to in the aforementioned Legislative Decree of September 6, 2011, No. 159, as subsequently amended, as well as the absence of pending proceedings for the application of one of the preventive measures referred to in the same Legislative Decree No. 159 of September 6, 2011, as subsequently amended.
6.The concessionaire undertakes to guarantee, during the term of the concession, the complete, efficient, and timely maintenance of the technological equipment of the automated system, as indicated in the technical/organizational project submitted in the offer, undertaking to correct any emerging critical issues and to remove any malfunctions of any kind that may occur during the period of use in the infrastructure, including hardware and software.

Article 6
Accounting obligations of the concessionaire

1.The concessionaire undertakes to:
a.prepare the annual financial statements and deliver, in accordance with any instructions provided by ADM, within fifteen days of their approval, the financial statements and quarterly accounting reports relating to the concessionaire and its subsidiaries, accompanied by a specific certification report prepared by a leading auditing firm;
b.submit for prior authorization by ADM any transaction relating to the transfer of quotaholdings, including controlling interests, held by the concessionaire that are likely to result, in the financial year in which the transaction is completed, in a reduction in the capital adequacy ratio determined by the Interdepartmental Decree of the Ministry of Economy and Finance of June 28, 2011, no. 1845/Strategies/UD (Determination of the objective requirements of concessionaires of public gaming operated and collected not remotely, and of the subjective requirements possessed by the directors, chairman, and attorneys of the concessionaires themselves, published in the Official Gazette of July 2, 2011, no. 152) or under any subsequent amendments to the inter-executive decrees, without prejudice to the obligation, in such cases, to rebalance the aforementioned index, under penalty of forfeiture, by means of capital increases or other instruments or operations aimed at restoring the index within six months from the date of approval of the financial statements;
c.transmit, including by electronic means, to ADM the minimum information required relating to its economic, financial, technical, and operational data, as specified in the aforementioned Interdepartmental Decree of the Ministry of Economy and Finance No. 1845/Strategies/UD of June 28, 2011, or under any subsequent amendment thereto.

Article 7
Management obligations of the concessionaire

1.During the term of the concession and the mandatory management period referred to in Article 31, the concessionaire undertakes to:
a)immediately and fully replenish the corporate capital in the event of a reduction or increase thereof, upon reasoned request by ADM, if required by the development of the activities and functions under concession;
b)notify ADM in advance, for its assessment, of any change in the composition of its corporate bodies, sending the documents conferring powers to any new legal representative and, in the case of the establishment of a dedicated organizational unit, the details of the head of the organizational unit and the person responsible for compliance and for fulfilling the obligations provided for throughout the term and effectiveness of the concession;
c)maintain its registered office in one of the countries of the European Economic Area, communicating any changes of address;
d)maintain the adequate capital adequacy requirements pursuant to the aforementioned Interdepartmental Decree of the Ministry of Economy and Finance No. 1845/Strategies/UD of June 28, 2011, or in any subsequent amendments thereto;
e)maintain in the concessionaire’s articles of association the provision of appropriate measures to prevent conflicts of interest among directors and, in relation to the latter as well as the chairman and attorneys, special requirements of reliability, integrity, and professionalism, as well as, for at least some of them, independence, as envisaged in the aforementioned Interdepartmental Decree of the Ministry of Economy and Finance No. 1845/Strategies/UD of June 28, 2011, or by any subsequent amendments to the Interdepartmental Decree;

f)maintain the location of the infrastructures, including technological, hardware, and software components dedicated to the activities under the concession within one of the countries of the European Economic Area;
dedicated to the activities covered by the concession in one of the States of the European Economic Area;
g)maintain the debt ratio within a value not exceeding that established by the aforementioned Interdepartmental Decree of the Ministry of Economy and Finance of June 28, 2011, no. 1845/Strategies/UD, or by any subsequent interdepartmental decrees amending it, during the term of the concession;
h)ensure that control, pursuant to Article 2359 of the Italian Civil Code, remains vested in an entity meeting the following requirements and assuming the following obligations:
i.adequate capitalization, meaning that the entity has net equity, as shown in the latest approved and audited financial statements, at least equal to the amount determined by the Interdepartmental Decree of the Ministry of Economy and Finance of June 28, 2011, No. 1845/Strategies/UD, or by any subsequent amendments thereto, for each percentage point of participation in the concessionaire’s corporate capital;
ii.registered office, or residence in case of natural person, in a country not included in the lists of States and territories with a privileged tax regime identified pursuant to Articles 110 and 167 of the Consolidated Income Tax Law, referred to in Presidential Decree No. 917 of December 22, 1986, as amended;
iii.composition of the management body, to the extent required, with directors and statutory auditors who meet the requirements of reliability, integrity, and professionalism and who also, where applicable, meet the integrity requirements for listing on regulated markets.
i)deliver to ADM, no later than fifteen days after their approval, the annual financial statements and quarterly financial reports relating to the company or the controlling holding company, both of which shall be accompanied by a specific certification report prepared by an auditing firm listed in the register maintained by Consob or proven by equivalent and suitable documentation in the country where the registered office is located;
j)supplement the documentation referred to in letter i) above, within the deadline referred to in the same letter i) above, with an additional report, also prepared by an auditing firm listed in the register maintained by Consob, certifying the economic and financial situation specifically relating to the management of the activities and functions under the concession;
k)transmit to ADM, no later than four months following the execution of this agreement, the document attesting the quality certification of the company’s management systems in compliance with UNI EN ISO 9001:2015 standards and the document attesting the certification of the information security management systems of the company in compliance with UNI EN ISO 27001 standards for the activities relating to the subject matter of the concession, with an express undertaking to maintain such certification during the term of the concession;
1)provide ADM, upon specific request by the latter, with all information useful for assessing the methods of organization, management, assistance, and control of the points of sale, with particular reference to customer service functions and logistics distribution, in relation to production, storage and distribution of gaming material to physical points of sale.

2.Subject to ADM’s prior authorization, the concessionaire may allocate the extra profitability generated by the provision of financing or guarantees in favor of subsidiaries or affiliates, pursuant to Article 2359 of the Italian Civil Code, operating in the gaming infrastructure sector, to purposes other than investments related to the activities under the concession, without prejudice to the maintenance of the capital adequacy requirements referred to in the aforementioned Interdepartmental Decree of the Ministry of Economy and Finance No. 1845/Strategies/UD of June 28, 2011, or in any subsequent amendments thereto.
3.For the purposes of the authorization request referred to in paragraph 2 above, the concessionaire undertakes to provide ADM with documentation certifying extra profitability issued by an auditing firm registered in the special register maintained by Consob, or proven by equivalent and suitable documentation in the country where the registered office is located.
4.For the purposes of granting the ADM’s authorization, after preliminary verification of compliance with the investment obligations set forth in the agreement, it assesses the impact of the allocation of the extra profitability referred to in paragraph 2 above, for purposes other than investments related to the activities under the concession, on the concessionaire’s overall corporate structure, with particular regard to compliance with the capital adequacy requirements as set forth in the aforementioned Interdepartmental Decree of the Ministry of Economy and Finance No. 1845/Strategies/UD of June 28, 2011, or in any subsequent amendments thereto.
5.The concessionaire undertakes all obligations related to the traceability of financial flows referred to in Article 3 of Law No. 136 of August 13, 2010, as amended and supplemented, within the limits established by the competent authorities and, in particular, by the ANAC guidelines on the traceability of financial flows. The concessionaire further undertakes to include in contracts entered into by and between third parties relating to the management of the Lotto game and other fixed-odds numerical games service, under penalty of absolute nullity of such contracts in cases of omission a specific clause whereby each of the parties also undertakes the obligations of traceability of financial flows referred to in Article 3 of Law No. 136 of August 13, 2010, as amended and supplemented.
6.The concessionaire also undertakes to immediately notify ADM and the Prefecture    the Government Office with territorial jurisdiction (Prefettura – Ufficio del Governo competente per territorio), of any failure by the other party to comply with the financial traceability obligations.
7.Failure to use bank or postal transfers or other instruments suitable for ensuring the full traceability of transactions, in accordance with the provisions of Law No. 136 of August 13, 2010, as amended and supplemented, shall constitute grounds for termination of the concession pursuant to Article 1456 of the Italian Civil Code.

Article 8
Requirements relating to the wagers collection

1.The concessionaire undertakes to comply with all the requirements of the regulations in force governing the management of the Lotto game and other fixed-odds number games and those relating to activities connected with the collection of bets, refraining from operating the game in any manner other than as prescribed.

Article 9
Change of concession ownership and variation in the concessionaire’s quotaholding structure

1.The transfer of concession ownership, whether direct or indirect, shall be subject to ADM’s prior authorization by.
2.The concessionaire undertakes, under penalty of forfeiture of the concession, to notify ADM, for the purposes of obtaining prior authorization, of any change in its corporate legal form, merger, demergers, changes in registered office or corporate purpose, transfers of the business, and dissolutions of the company, with the exception of the sale and placement of the concessionaire's quotas on a regulated financial market, as well as to notify ADM of any changes in its quotaholding structure exceeding 2 percent compared to that communicated at the time of execution of the agreement.
3.The transfer of the concession following the sale of the business or business unit may not be authorized by ADM before eighteen months have elapsed from the date of execution of this agreement.
4.For the purposes of granting prior authorization, ADM shall assess the impact of the subjective changes referred to in paragraphs 2 and 3 above on the concessionaire’s overall quotaholding structure, with regard, inter alia, to compliance with the requirements of financial soundness, the debt ratio and adequate capitalization, as defined pursuant to the aforementioned Interdepartmental Decree of the Ministry of Economy and Finance No. 1845/Strategies/UD of June 28, 2011, or in any subsequent amendments thereto. ADM also shall verify, for the purposes of the authorization referred to in the paragraphs above, that the concessionaire, at the time of the subjective modification operations, is not in a situation of non-compliance with one or more of the obligations arising from the agreement, that the entity resulting from the aforementioned operations assumes any outstanding debts, including by providing appropriate guarantees, and that such entity meets the requirements and accepts the obligations set forth in the agreement, the Administrative Rules, the Technical Rules, and related annexes.

Article 10
Special obligations of diligence of the concessionaire

1.For the purpose of enabling the transfer of the activities and functions covered by the concession, the concessionaire shall expressly ensure full cooperation of its technical and organizational structure with ADM, the incoming concessionaire, or a third party designated by ADM during the twelve months preceding to the expiry of the concession. In particular, the concessionaire shall provide ADM’s designated personnel and the incoming concessionaire with all information and details necessary to facilitate the transfer of management.
2.For the purposes set forth in paragraph 1 above, the concessionaire undertakes, within twenty-four months prior to the expiry of the agreement, to provide ADM with a plan for the transfer of all infrastructure, including hardware and software, and services related to the activity under the concession.
3.The concessionaire, even in the case of mandatory management pursuant to Article 31, following the revocation or forfeiture of the concession, undertakes to take all necessary actions to ensure the continuity of the gaming service and to enable the transfer of activities and functions to another entity.

Article 11
Obligations regarding the treatment of employees

1.The concessionaire undertakes to comply with all applicable laws and regulations during the term of the concession in relation to its employees, with specific reference to social security and occupational accident prevention legislation.
2.The concessionaire further undertakes to fully comply with applicable legislation on the workplace health and safety, pursuant to Legislative Decree No. 81 of April 9, 2008, as subsequently amended.
3.The concessionaire expressly undertakes to indemnify and hold ADM harmless, assuming full liability, for all consequences arising from any failure to comply with the laws and technical requirements set forth in the applicable labor legislation.
4.The concessionaire undertakes, at its own expense, to fulfill all obligations towards its employees arising from applicable legislative and regulatory provisions on tax, labor, and social security, as well as collective labor agreements, including supplementary agreements.
5.The concessionaire further undertakes to apply, with regard to its employees, regulatory and remuneration conditions no less favorable than those provided under the collective bargaining agreements applicable to the relevant category and in the location where the services covered by the concession are performed, with particular reference to the National Collective Labor Agreement (CCNL) for commerce applicable to employees of companies operating in the tertiary, distribution and services sectors, and, any other collective agreement subsequently entered into for the category, applicable in the locality.
6.The concessionaire undertakes to continue applying the above-mentioned collective agreements even after their expiry and until their renewal.
7.It is expressly agreed that any additional costs arising from the application of the provisions and technical requirements referred to in this Article shall be borne exclusively by the concessionaire, who shall therefore not, under any circumstances, be entitled to assert any claim against ADM in this respect.

Article 12
Liability of the concessionaire

1.The concessionaire expressly assumes sole and exclusive liability for all organizational, technical, financial, administrative, accounting, economic, and any other matters relating to the performance and management of the activities and functions covered by the concession, including in the event that it has entrusted part of its activities to third parties, subject to ADM's prior authorization.
2.The concessionaire expressly undertakes to indemnify and hold ADM harmless from any liability towards third parties, including points of sale, relating to or in any way connected with the activities and functions entrusted under the concession. In particular, the concessionaire expressly acknowledges that ADM shall bear no liability whatsoever in relation to activities carried out and services provided directly by third parties in connection with the concession.
3.The concessionaire undertakes to immediately notify ADM of any dispute relating to the performance and management of the activities and functions covered by the concession that may give rise to litigation.
4.The concessionaire undertakes, in any case, to indemnify and hold ADM harmless from any costs incurred, including legal expenses, as a result of:
a)judicial measures, whether final or not-final, relating to judgments or proceedings of any kind and nature referring, directly or indirectly, to violations of the obligations set forth in this agreement, the gaming regulations, or provisions governing the management of the Lotto game and other fixed-odds number games;
b)agreements, including settlement agreements, entered into for the resolution of any dispute or litigation, relating directly or indirectly to breaches of the obligations set forth in this agreement, subject to prior notification to the concessionaire.

Article 13
Financial liability of the concessionaire

1.The concessionaire expressly and unconditionally undertakes to pay the sums due, on any grounds whatsoever, in accordance with the provisions of the agreement as well as under any other law, measure, or regulation governing the management of the Lotto game and other fixed-odds numerical games, in accordance with the procedures and timeframes set forth in this agreement.
2.The concessionaire expressly acknowledges its awareness of the current potential of the Lotto market and other fixed-odds number games. Therefore, no dispute or claim may be raised, including by way of decrease in gaming transactions’ volumes and the related fees due to the concessionaire, nor on grounds of lack of information, for reasons not attributable to ADM but rather to user satisfaction, in relation to the term of the concession and mandatory management referred to in Article 31.
3.By entering into this agreement, the concessionaire expressly accepts the transfer of the operational risk associated with the management of the services covered by the concession.
4.The concessionaire shall, therefore, assume the business risk relating to the implementation and management of the activities and functions governed by this agreement, except in cases of force majeure or circumstances attributable exclusively to third parties that exclude any liability of the concessionaire, even in cases of slight negligence. To this end, the concessionaire agrees to take all appropriate measures to prevent third parties from interfering with the wagers collection and management of the game and the proper transmission of data flows. Consequently, the concessionaire shall bear the burden of any loss not falling within the normal economic risk of the gaming business or attributable to negligence in the performance of its functions, both towards ADM, as the grantor, and towards users of the public service, and it shall release ADM of any liability and simultaneously waiving any claim for compensation, for any reason whatsoever, against ADM.
5.The concessionaire shall fully bear any costs and liabilities in relation to any dispute with players that may arise from the management of the Lotto service and other fixed-odds number games, and shall hold ADM harmless from any consequent liability.
6.The concessionaire shall bear all expenses and charges, including tax charges, relating to or connected with the activities covered by the concession, including the costs of registering this agreement.

Article 14
Financial responsibility of the concessionaire

1.The concessionaire acknowledges that wagers collection is carried out by points of sale and that these points of sale are entitled to a commission in accordance with the applicable legislation. For the purposes of monitoring points of sale, the concessionaire undertakes to provide ADM with the tools to verify the proper payment of tax revenues.
2.The concessionaire undertakes to ensure the proper management of payments due to ADM, in accordance with the procedures set forth in the regulations governing the management of the Lotto and other fixed-odds numerical games covered by the concession, as well as other measures issued by ADM.
3.The concessionaire is directly responsible and shall, within fifteen days from the relevant request, through the validation of the winning ticket, ensure the proper and timely payment of winnings due to it and refunds, including payments following player complaints, responding personally and financially, without exception, in accordance with applicable regulations.
4.The parties expressly agree that in the event that the concessionaire, in accordance with the provisions governing remote gambling and the regulations governing Lotto and other fixed-odds number games, shall collect bets remotely entrusting third parties for the payment of winnings and refunds, it undertakes to monitor the proper and timely fulfillment of such obligations by the third party on its behalf, remaining financially liable, without exception, if such obligations are not honored by the third party.
5.The concessionaire undertakes to pay the portion relating to tax revenues collected by the points of sale pursuant to the provisions of applicable legislation.
6.The concessionaire shall also be jointly and severally liable with the point of sale for the payment of tax revenues generated from the wagers transactions carried out after the adoption of suspension measures related to the point of sale or the automatic blocking of the terminal in case such measures are not implemented by the concessionaire within the terms established by ADM.
7.The concessionaire undertakes to distribute dividends, including extraordinary dividends, only on condition that, as stated in a prior declaration sent to ADM, all investment obligations, where provided for in the agreement, have been fully fulfilled.
8.The concessionaire, without prejudice to the financing and guarantees already provided at the execution date of the agreement - unless it is strictly aimed at indirectly obtaining, through intra-group financing, greater financial resources at market conditions that are more efficient and functional to the exercise of activities falling within the concessionaire's corporate purpose or within the scope of the concession - may not grant loans or guarantees to parent companies, subsidiaries, or affiliates, pursuant to Article 2359 of the Italian Civil Code, or to companies affiliated with or controlled by the same parent company, with the exception of subsidiaries or affiliates, pursuant to Article 2359 of the Italian Civil Code, operating in the gaming infrastructure sector, without prejudice to the maintenance of the capital adequacy requirements referred to in the aforementioned Interdepartmental Decree of the Ministry of Economy and Finance No. 1845/Strategies/UD of June 28, 2011, or in any subsequent amendments thereto. In any case, the concessionaire undertakes to promptly notify ADM of the financing and guarantees provided within ten days of the event occurring.

Article 15
Obligations relating to intellectual property

1.The concessionaire acknowledges that the subject matter of the concession is the transfer of the Lotto game service and other fixed-odds numerical games reserved to ADM pursuant to the provisions of Legislative Decree 496/1948.

2.The concessionaire expressly and unconditionally undertakes to indemnify and hold ADM harmless from all claims, liabilities, losses, and damages claimed by any interested party, even if the concessionaire uses devices and technical solutions for which others have already obtained exclusive rights.
3.In case, due to the violation of exclusive industrial property rights, copyright, and rights of use and economic exploitation relating to intellectual property, legal or extrajudicial action is taken against ADM, the concessionaire undertakes to give its unconditional consent to the exclusion of ADM pursuant to and for the purposes of Article 108 of the Italian Code of Civil Procedure.
4.Each party shall immediately notify the other in writing if the legal actions referred to in this Article are brought.
5.The concessionaire expressly and unconditionally undertakes to bear in all cases the costs of ADM's defense at all levels of jurisdiction for the violations referred to in paragraphs 1 and 2 brought against ADM itself.
6.The concessionaire undertakes to indemnify and hold ADM harmless from any costs incurred, including legal fees, as a result of:
a)judicial measures, even if not definitive, relating to judgments or proceedings of any kind and nature directly or indirectly related to the breach of the obligations referred to in this Article;
b)agreements, including settlement agreements, entered into for the resolution of any dispute or litigation relating directly or indirectly to the breach of the obligations referred to in this Article, subject to the prior notification to the concessionaire.
7.The concessionaire undertakes to recognize ADM's exclusive industrial property rights and rights of use and economic exploitation relating to intellectual property connected with the management of the Lotto game and other fixed-odds numerical games, conceived, introduced, or developed by it during the term of the concession. Intellectual property includes developments and adaptations of the gaming software, for which the concessionaire expressly undertakes to recognize, even after the expiry of the concession, ADM's exclusive right of ownership of the related source codes. The concessionaire therefore undertakes to register the aforementioned rights in favor of ADM within thirty days of their first use.

SECTION III
OPERATION OF THE LOTTO GAME AND OTHER FIXED ODDS NUMBER GAMES

Article 16
Concessionaire’s commitments regarding the management of the Lotto game and other fixed-odds number games

1.The concessionaire expressly undertakes to assume the management of the Lotto game and other fixed-odds numerical games from November 30, 2025.
2.The concessionaire shall carry out the activities and functions covered by the concession and all related instrumental activities using its own or third-party resources, for which it shall assume direct liability, serving prior notice to ADM; in particular, it shall ensure the availability of suitable premises for carrying out the draw and related control operations at the locations designated by ADM, bearing the related costs.
3.The concessionaire expressly and unconditionally undertakes to guarantee the regular wagers collection of Lotto and other fixed-odds numerical games through the operation of the telematic network and points of sale, in accordance with the service levels set out in the Administrative Rules and in Annex 1 to this agreement.
4.The concessionaire shall refrain from collecting wagers in relation to Lotto game and other fixed-odds number games in premises other than the authorized physical points of sale. Without prejudice to the foregoing, ADM reserves the right to grant, through its own measures, specific authorization to the concessionaire, on the occasion of events of particular importance and limited to the term of such events, to open temporary points of sale for the wagers collection in relation to Lotto game and other fixed-odds number games.
5.The concessionaire also expressly and unconditionally undertakes to:

a)update the technology of the telematic network and terminals in compliance with quality standards that guarantee maximum security and reliability, in accordance with the technical/organizational plan to be submitted as part of the technical offer. The technological upgrades included in the economic/financial plan will be subject to a specific annual review by ADM;
b)pay annually to the tax authorities, by March 31 of the following year, any sums not invested in accordance with the economic/financial plan and without prejudice to the obligation to carry out the unfulfilled investment in the following financial year remains. For the purposes hereof, an amount shall be deemed invested for interventions commissioned under a contract already entered into and whose performance has commenced during the relevant year, even if the such interventions have not been completed within the relevant year and provided that they are finalized within the first semester of the following year;
c)make investments for the technological upgrading of the telematic network and terminals in accordance with the economic/financial plan part of in the technical offer;
d)print and distribute participation forms and all gaming material relating to the Lotto game and other fixed-odds number games, in the formats and standards defined and approved by ADM, in quantities sufficient to meet the needs of physical points of sale;
e)regularly provide physical points of sale with the support materials necessary for the wagers collection of Lotto game and other fixed-odds number games, as well as institutional and product communication materials intended for players, such as, for example, game rules and information material required by Article 7 of Decree-Law No. 158/2012,as subsequently amended and supplemented, as well as by further regulatory and implementing provisions;
f)inform points of sale in advance in relation to the provisions and requirements of the regulations governing the Lotto game and other fixed-odds numerical games, as well as immediately notify the latter of any change or addition thereto;
g)ensure that points of sale:
•constant professional updating on regulatory and legislative provisions concerning the Lotto game and other fixed-odds numerical games, with particular reference to training on gaming techniques and wagers collection methods;
•marketing activities for the Lotto game and other fixed-odds number games, also ensuring the monitoring of wagers collection;
•the management and use of technological equipment, including procedures for managing any malfunctions of the telematic network and terminals, and adequate training on the functioning of the communication protocol;
•assistance to physical points of sale for the management of technical issues, in accordance with the service levels set out in paragraph 5 of the Technical Rules and in Annex 1 to this agreement.
6.The concessionaire expressly and unconditionally undertakes to continuously update the website dedicated to player information.
7.The concessionaire shall transmit to ADM, electronically and on an ongoing basis, all information stored in its processing system, in accordance with the procedures set out in the communication protocol.

8.The concessionaire shall transmit to ADM, electronically and continuously, in the manner and within the time limits defined by ADM, all additional information requested by ADM regarding the performance of the Lotto game and other fixed-odds number games, as well as any other information deemed necessary by ADM for the purposes of the concessionaire's operation of the Lotto game and other fixed-odds number games.
9.The concessionaire undertakes to adopt, with appropriate investments, all communication and information initiatives aimed at players; in this regard, it undertakes to submit annually, for the purposes of evaluation and approval by ADM, the plan of projects and initiatives it intends to adopt in the following financial year, as well as any additional initiatives that may be deemed necessary during the current year with respect to those planned. The aforementioned plan shall indicate the implementation timeframe and the amount of expenditure for the various initiatives. The concessionaire undertakes to submit, prior to the adoption of each individual communication project, the opinion of the IAP on the non-advertising nature of the initiative presented, in accordance with the guidelines of ANAC or an equivalent authority.
10.The concessionaire undertakes to submit projects for the development and updating of the Lotto game and other fixed-odds number games: developments and updates shall not violate the provisions of applicable legislation on copyright, trademarks, and patents, nor refer to elements contrary to the law, public order, and morality; the concessionaire undertakes full and sole civil and criminal liability for any violations.
11.The concessionaire undertakes to notify ADM of any changes to the distinctive trademarks relating to the activities covered by the concession, in compliance with applicable legislation and the provisions of this agreement. It also undertakes to use, for all purposes covered by the concession, the acronyms used for the Lotto game and other fixed-odds number games.
12.The concessionaire undertakes to include on the game receipts, in addition to the information required by law, all the information that ADM deems appropriate to include.
13.The concessionaire undertakes to comply with accounting requirements within the timeframe and in the manner provided for by applicable legislation and this agreement, as well as by any additional measures that ADM may issue.

Article 17
Concessionaire's commitments in relation to the development of the Lotto game and other fixed-odds numerical games

1.With regard to the development of the Lotto game and other fixed-odds numerical games, the concessionaire expressly undertakes to ensure the implementation of the innovations ordered by ADM from time to time.

Article 18
Concessionaire’s commitments in relation to the management of the Lotto game and other fixed-odds numerical games with remote participation

1.The concessionaire expressly and unconditionally undertakes to manage the wagers collection in relation to the Lotto game and other fixed-odds numerical games with remote participation; such collection shall be carried out through remote points of sale, as provided for by the ADM directorate decrees and in accordance with the requirements and specifications of the Administrative Rules and Technical Rules.
2.The concessionaire shall unconditionally refrain from remote wagers collection in relation to Lotto game and other fixed-odds number games through operators that do not constitute remote points of sale.
3.The concessionaire expressly and unconditionally undertakes, for the entire term of the concession, to constantly update, for the wagers collection of Lotto game and other fixed-odds number games with remote participation.
4.The concessionaire undertakes to send ADM, upon request, an electronic copy of each contract with the remote point of sale and the related Annexes.
5.The concessionaire expressly and unconditionally undertakes to comply with the payment methods provided for by the applicable regulatory and administrative provisions. In the event that it uses third parties to carry out its activities and functions, the concessionaire shall be solely liable for the services provided for this purpose by the third parties on its behalf, assuming sole liability towards ADM and the players.

Article 19
Use of intangible assets relating to Lotto game and other fixed-odds number games

1.The concessionaire may use, for itself or for third parties, subject to ADM's prior authorization, the intangible assets referred to in Article 15 and Article 16, paragraph 11, relating to the management of the Lotto game and other fixed-odds number games.
2.The concessionaire shall submit to ADM the relevant economic and technical feasibility study for the use of the assets referred to in paragraph 1, indicating the relevant consideration.

SECTION IV
OPERATION OF THE AUTOMATED SYSTEM FOR THE MANAGEMENT OF THE LOTTO GAME AND OTHER FIXED-ODDS NUMBER GAMES

Article 20
Technical and organizational commitments of the concessionaire in relation to the operation of the automated system and the telematic network for the wagers collection of the Lotto game and other fixed-odds numerical games

1.With regard to the operation of the automated system for the wagers collection of Lotto game and other fixed-odds number games, the concessionaire expressly and unconditionally undertakes to comply with the requirements of applicable legislation in order to ensure that its services are in line with the requirements of gaming security, the fulfillment of tax obligations, and the development of the Lotto game and other fixed-odds number games. In particular, the concessionaire expressly and unconditionally undertakes to ensure:
a)the maintenance of the functionality of the technological equipment of physical points of sale in compliance with the service levels set out in Annex 1;
b)full compliance of the technological equipment with the requirements and technical-functional specifications set out in the Technical Rules;
c)the maintenance over time of the technological value of the entire automated system and the telematic network for the wagers collection of Lotto game and other fixed-odds number games.
2.In particular, with regard to physical points of sale, the concessionaire expressly and unconditionally undertakes to guarantee their management and development through:
a)reporting illegal and irregular behavior by physical points of sale and any anomalies detected to ADM, in accordance with the procedures defined by ADM;
b)activating the connection of new physical points of sale to the telematic network, in accordance with the provisions of the Technical Rules;
c)communication to ADM, in accordance with the procedures indicated in the Technical Rules and in the protocol for communicating information relating to physical points of sale;
d)providing assistance to physical points of sale, using remote contact center assistance tools and, where necessary, on-site access.
3.The concessionaire, in particular, with reference to technological equipment, expressly undertakes to guarantee its operation and development through:
a)the management and adaptation of the processing system, in accordance with the technical/organizational project;
b)the constant monitoring of the full and continuous functionality of the telematic network, as well as the terminals;
c)routine and extraordinary technical maintenance of the telematic network, terminals, and support equipment to ensure their full and continuous functionality is restored in a timely manner;
d)the constant updating and implementation of hardware and gaming software, both central and peripheral, as well as the renewal of the entire fleet of terminals and support equipment, in accordance with the technical/organizational project;

Article 21
Obligations of the concessionaire in relation to the updating of the inventory of tangible and intangible assets

1.By June 30 of each year, the concessionaire shall send ADM the inventory of assets divided into the sections "Tangible assets" and "Intangible assets," as resulting from the interventions carried out by the concessionaire during the previous calendar year.
2.ADM shall assess the entire automated system resulting from the inventory on the basis of the inventory provided.
3.The concessionaire expressly undertakes to update the inventory of assets, section "Intangible assets," within 10 days of registration in favor of ADM, as set forth in Article 15, paragraph 7 above.
4.In the event that ADM verifies the provisions of Article 16, paragraph 5, letter b) above, it shall request payment of the amount due and, in the event of non-payment, may enforce the guarantee referred to in Article 24 of this agreement.

Article 22
Transfer of assets required for the wagers collection of Lotto game and other fixed odds numerical games

1.At the end of the concession term, the concessionaire shall transfer to ADM, at no cost and upon ADM’s request, all tangible and intangible assets constituting the property of the entire automated system, including the availability of premises, equipment, including terminals at all physical points of sale, facilities, structures, programs, archives, and anything else necessary for the complete operation, management, and functionality of the system itself, as resulting from the latest inventory approved by ADM; at the date of transfer, these assets shall be free from third-party rights and claims.
2.The transfer operations shall be initiated by the concessionaire, in accordance with the provisions of the transfer plan referred to in Article 10, paragraph 2, above in the twelve months prior to the expiry of the concession or in the event of revocation or forfeiture of the concession, within the terms defined in the relevant ADM provision referred to in Article 30, paragraph 6, letter a) below. The transfer operations shall take place in consultation between ADM and the concessionaire, safeguarding the need not compromise the functionality of the telematic network. The assets shall be transferred to ADM in such a way as to ensure the continuity of the operation of the points of sale with the same levels of service as provided for in Annex 1. The costs of transferring the automated system shall be borne by the concessionaire.
3.During the transfer process, the concessionaire shall provide ADM's designated personnel, who may be assisted by specially appointed technical experts, with all information and notes useful for facilitating the transfer of management.
4.For the purposes of the transfer, ADM shall ascertain, subject to successful technical and administrative verification, the technological value of the entire automated system. In the event of obvious discrepancies with the commitments undertaken by the concessionaire, ADM shall proceed to enforce the guarantee referred to in Article 24.
5.ADM is entitled to take over from the concessionaire in any contract deemed necessary for the management of the Lotto game and other fixed-odds numerical games. To this end, the concessionaire undertakes, as of now, to include in the contracts to be entered into with its suppliers a specific clause granting ADM the right to take over and/or renew the contracts upon their expiry.
6.In the event of the concession being assigned to another party, ADM may provide for direct transfer procedures.

7.At the end of any transfer operations, the outstanding receivables and payables between ADM and the concessionaire shall be settled. Upon ADM’s request, the concessionaire shall terminate any collaboration relationship established for the implementation of the concession, with the exclusion, in any case and without exception, of any residual costs for ADM. ADM shall also not succeed to the concessionaire's relationships with the personnel employed by the concessionaire to carry out the activities and functions covered by the agreement.
8.The concessionaire undertakes, assuming any costs that may arise, to relieve ADM of any liability and costs - arising after the transfer has taken place - for the activities carried out, the contractual relationships entered into and the employment relationships established for the performance of the activities and functions entrusted under the concession.

Article 23
Use of the telecommunications network for the management of the Lotto game and other fixed-odds number games for services other than those covered by the concession
1.The concessionaire may use the telematic network for the direct or indirect provision of services other than the management of the Lotto game and other fixed-odds numerical games, provided that such services are compatible with the wagers collection, in the opinion of ADM.
2.To this end, the concessionaire shall submit the relevant technical feasibility project to ADM; in any case, the concessionaire remains liable for any damage resulting from such use.
3.Contracts relating to the use of the telematic network for other services, a copy of which shall be delivered immediately to ADM, shall strictly provide for:
a)an expiry date prior to the end of the concession;
b)clause automatic termination early termination, in cases of revocation of the concession or forfeiture of the concession.

SECTION V
REGULATION OF THE CONCESSION AGREEMENT

Article 24
Guarantee for the proper performance of concession obligations and commitments

1.The concessionaire undertakes to provide, under penalty of forfeiture, a guarantee for the proper performance of the concession obligations and commitments, in the form of a deposit, in cash or government bonds, or through a surety issued by banks, credit institutions, or insurance companies. This guarantee, with a term equal to that of the concession, shall be irrevocable, independent of the principal obligation, payable on first demand with all exceptions waived, with express waiver of the benefit of prior enforcement against the principal debtor and with express waiver of the exception referred to in Article 1957, paragraph 2, of the Italian Civil Code. The concessionaire undertakes to renew the guarantee, at the request of ADM, annually, for any period of mandatory management referred to in Article 31, or for any extension pursuant to Article 4, paragraph 2. The guarantee shall be valid for all breaches occurring during the concession relationship, even if they arise after the expiry of the concession or any mandatory management or extension period, up to two (2) years after the expiry date of the concession itself or any mandatory management or extension period.
2.The amount of this guarantee is €100,000,000.00 (Euro one hundred million/00).
3.The guarantee covers, during the term of the concession, including the mandatory management period, the proper fulfillment of obligations relating to the management of the Lotto game and other fixed-odds number games and the operation of the network, the proper performance of the activities and functions entrusted under the concession, the fulfillment by the concessionaire of all contractual obligations, including those towards players, the maintenance of the requirements, subjects, objects, and service levels and, in particular, the timely and accurate payment of tax revenues, as well as any penalties and sanctions and any other income established by the regulations governing the Lotto game and other fixed-odds numerical games.
4.This guarantee covers, but is not limited to, the following specific obligations:
a)the timely and accurate payment of amounts due to the tax authorities and any other income established by the regulations governing the management of the Lotto game and other fixed-odds number games, during the term of the concession;
b)maintaining the efficiency of the computer network and the technological value of the entire automated system used to manage the Lotto game and other fixed-odds number games, as well as fulfilling all obligations towards ADM provided for in this agreement;
c)the complete implementation of all the measures provided for in the technical/organizational project and in the economic/financial plan, within the feasibility project presented during the selection procedure;
d)the correct execution of the activities and functions entrusted under the concession, as well as the fulfillment of all obligations towards players by the concessionaire;
e)the fulfillment of all obligations provided for by applicable and future legislation, as well as by the concession agreement and any additional acts.
5.The amount of the guarantee, referred to in paragraph 2 above, shall be adjusted annually, starting from January 1, 2027, in cases where 15 percent of the premium received by the concessionaire in the previous calendar year exceeds €100,000,000.00 (Euro one hundred million/00), for the amount corresponding to this increase. This guarantee shall be adjusted by March 31 of each year. Failure by the concessionaire to adjust the amount of the guarantee within the aforementioned terms shall result in the forfeiture of the concession.
6.The guarantee shall expressly provide that "in the event of forfeiture of the concession, this guarantee, subject to simple notification to the concessionaire and the institution that issued it, shall be forfeited, without exception, by ADM, without prejudice to ADM's right to claim compensation for further damages.
7.In the event of partial forfeiture of the guarantee as a result of the provisions of the agreement, the concessionaire undertakes to replenish it within and no later than sixty days from the date of ADM's request. Failure to replenish the guarantee within the aforementioned period shall result in the forfeiture of the concession.
8.In the event of transfer of ownership of the concession pursuant to Article 9, the new concessionaire shall be required to provide the guarantee for the completion of the transfer in accordance with the procedures set out in this Article, when requesting prior authorization from ADM.

Article 25
Sums and fees due to ADM

1.In addition to paying the price of €500,000,000.00 (Euro five hundred million/00) upon award of the concession and €300,000,000.00 (Euro three hundred million /00) upon the actual commencement of the Lotto game and other fixed-odds number games service, undertakes to pay the remaining portion of the total concession award price, as indicated in the financial offer, by April 30, 2026.
2.The concessionaire is also required to pay ADM the amount referred to in Article 19, paragraph 2, above for the use of intangible assets relating to the management of the Lotto game and other fixed-odds numerical games, in accordance with the procedures established by ADM with the authorization provided for in Article 19, paragraph 1, above.

Article 26
Concessionaire's premium

1.In consideration of the obligations associated with the assignment of the activities and functions provided for in the concession for the management of the Lotto game service and other fixed-odds numerical games, the concessionaire shall be paid a commission equal to 6% (six percent) of the revenue collected. The same remuneration shall be due to the concessionaire for the performance of the same activities during any period of mandatory management.

Article 27
Technical checks

1.ADM, whenever it deems appropriate, may carry out specific checks, including technical and functional checks, on a random basis, to ensure compliance with the feasibility study, the technical/organizational plan, and the economic/financial plan, including in the event of subsequent technological adjustments that may become necessary.
2.In the event of the creation of new fixed-odds numerical games or the amendment of existing ones, the concessionaire undertakes to provide suitable documentation from which the criteria of unpredictability, equal probability, security, and reliability can be inferred, and also undertakes to allow ADM to carry out the necessary verification activities.
3.All costs and expenses related to access, inspection, verification, and control operations, where these do not fall within the ordinary activities of ADM, shall be borne by the concessionaire.

Article 28
Exercise of supervision, control, and inspection activities

1.During the term and effectiveness of the concession and any mandatory management, ADM shall exercise supervision, control, and inspection activities over the concessionaire, with specific reference to the performance of all activities and functions covered by the concession.
2.ADM, through its representatives, may unilaterally carry out checks and inspections, including unannounced visits, at the concessionaire's premises and, with regard to the technological equipment used, also at the premises of third-party suppliers.
3.The concessionaire undertakes to make available, within the established terms, all information and documents requested by ADM, as well as the equipment and tools necessary for the detection of the elements required to verify service levels. In the event of inspections and access, the concessionaire's employees are required to provide unconditional assistance to ADM representatives.
4.The concessionaire guarantees the electronic transmission of gaming and accounting data to the ADM control system in accordance with the technical specifications and time constraints defined in the communication protocol. The connection between the processing system and the ADM control system shall be dedicated, permanent, high-capacity, and reliable.
5.The concessionaire expressly and unconditionally undertakes to remedy, at its own expense, any malfunctions detected by ADM within the timeframe specified by ADM at the date of the complaint.
6.All expenses relating to verification and control commissions, testing, and extraction commissions shall be borne by the concessionaire.

Article 29
Penalties

1.Without prejudice to the cases of forfeiture of the concession provided for in this agreement, ADM, following formal notification to the concessionaire, to be issued within 180 days of the detection of the breach, and after evaluating any counter-arguments that the concessionaire may submit within 30 days of receipt of the notification, may apply the penalties provided for in the following paragraphs. The penalties, which do not exempt the concessionaire from any other civil liability towards third parties or from any further damage caused to the interests of the Treasury, shall be determined taking into account the seriousness of the breach, the repetition of the violation, the damage actually caused, and any actions taken to eliminate or mitigate the consequences of the breach.
2.In the event of non-compliance with the obligations arising from the concession, the following penalties shall apply:
a)For failure to comply with the technical offer, a penalty of between €10,000.00 (Euro ten thousand/00) and €100,000.00 (Euro one hundred thousand/00) shall be applied, except in the most serious cases where the breach prejudices the proper performance of the activities entrusted under the concession and this circumstance justifies the initiation of forfeiture proceedings;
b)for failure to comply with the legal requirements and administrative authorizations required for the management of the Lotto game service and other fixed-odds numerical games, a penalty of between €10,000.00 (Euro ten thousand/00) and €100,000.00 (Euro one hundred thousand/00) shall be applied;
c)for delays in resolving malfunctions, with respect to the deadline set out in Article 28, paragraph 5: a penalty of €1,000.00 (Euro one thousand/00); if the malfunctions are particularly serious or there is an unjustified delay in adopting the relevant corrective measures, a penalty of €5,000.00 (Euro five thousand/00) shall be applied, in addition to any other penalties where applicable;
d)for failure to comply with the service levels referred to in Annex 1, penalties shall be applied for each instance of non-compliance, in relation to the severity and relevant term, the amount of which is set out in Annex 1;
e)For failure to comply with the terms of delivery of the documentation referred to in Article 7, paragraph 1, letter b) i), j) and k), a penalty of €1,500.00 (Euro one thousand five hundred/00) shall be applied up to and including the tenth day of delay, €5,000.00 (Euro five thousand/00) for a delay between the eleventh and twentieth day, €10,000.00 (Euro ten thousand/00) for delays between the 21st and 30th day, and €20,000.00 (Euro twenty thousand/00) for delays beyond the 30th day;
f)in the event of a delay or incomplete transmission to the ADM control system of the information and data referred to in Article 16, paragraphs 7 and 8: a penalty of €1,000.00 (Euro one thousand/00) per day for the first five days, €5,000.00 (Euro five thousand/00) per day for the next five days, €10,000.00 (Euro ten thousand/00) per day for each additional day; if the non-compliance continues for more than thirty days, it may result in the revocation of the concession;
g)in the event of failure to transmit the minimum information required under Article 6, paragraph 1, letter c) to ADM, the penalty referred to in Article 3, paragraph 3, of the Interdepartmental Decree of the Ministry of Economy and Finance No. 1845/Strategies/UD of June 28, 2011 shall apply;
h)for documented late payment of winnings and refunds to players referred to in Article 14, paragraphs 3 and 4, a penalty equal to 50% (fifty percent) of the amounts due to the player shall be applied, without prejudice to the obligation to pay the player the amount due; if the delay occurs more than 10 times in each calendar year, the penalty for each violation shall be 100% (one hundred percent) of the amounts due;
i)for failure to comply with the requirements relating to the registration of intellectual property rights, as set out in Article 15, a penalty of €10,000.00 (Euro ten thousand/00) shall be applied, without prejudice to the possible initiation of forfeiture proceedings in cases of manifest harm to the public interest;
j)for each individual use of the assets referred to in Article 19, paragraph 1, without prior authorization from ADM, a penalty of €10,000.00 (Euro ten thousand/00) shall be applied; the penalty shall be increased to €30,000.00 (Euro thirty thousand/00) in case ADM does not consider it appropriate to authorize the concessionaire even at a later date, without prejudice to the possible initiation of forfeiture proceedings in cases of manifest harm to the public interest;
k)for failure to comply with the terms for transmission of the inventory of assets referred to in Article 21, paragraphs 1 and 2, a penalty of €1,000.00 (Euro one thousand/00) shall be applied, up to and including the tenth day of delay, €5,000.00 (Euro five thousand/00) for a delay between the eleventh and twentieth day, €10,000.00 (Euro ten thousand/00), in the event of a delay beyond the twentieth and up to the thirtieth day, and €20,000.00 (Euro twenty thousand/00) beyond the thirtieth day.

1)for failure to comply with the requirements relating to the proper functioning of the telematic network, including for the purpose of maintaining the technological value of the automated system, the penalties set out in Annex 1 to this agreement shall apply;
m)for the use of the telematic network without the prior compatibility check referred to in Article 23, paragraph 1, a penalty of up to €10,000.00 (Euro ten thousand/00) shall be applied, without prejudice to the possible initiation of forfeiture proceedings in cases of manifest harm to the public interest;
n)for failure to comply with the obligations incumbent on the concessionaire referred to in Article 23, paragraph 3, a penalty of up to €10,000.00 (Euro ten thousand/00) shall be applied, without prejudice to the possible initiation of forfeiture proceedings in cases of manifest harm to the public interest;
o)for late payment of the remaining portion of the award price referred to in Article 25, paragraph 1, as well as the portion of tax revenues and any additional amounts due to ADM, based on applicable legislation on the Lotto game and other fixed-odds number games and applicable measures on financial flows, a penalty equal to 5% (five percent) of the amounts themselves shall be applied up to the fifteenth day and an additional 1% (one percent) for each subsequent day of delay, without prejudice to the initiation of proceedings for the revocation of the concession;
p)For failure to comply with any of the mandatory management requirements referred to in Article 31 below, as defined by ADM in the measure of revocation or forfeiture of the concession, penalties shall be applied, proportional to the seriousness of the breach, ranging from €10,000.00 (Euro ten thousand/00) to €100,000.00 (Euro one hundred thousand/00);
q)for the unauthorized suspension of the activities and functions covered by the concession, in relation to the wagers collection of Lotto game and other fixed-odds games, a penalty of €10,000.00 (Euro ten thousand/00) shall be applied for the first hour or fraction thereof of suspension of the telematic network, both physical and remote, and €100,000.00 (Euro one hundred thousand/00) for each subsequent hour or fraction thereof;
r)for any other breach of the contractual clauses other than the above: a penalty of €1,000.00 (Euro one thousand/00);
s)for failure to make more than 30% (thirty percent) of the investments provided for in the economic/financial plan contained in the technical offer, within the deadline indicated therein, in addition to the provisions of Article 16, paragraph 5, letter b), a penalty consisting of a reduction in the commission equal to the percentage of investments not made will be applied, starting from the following year and until the investments are completed.
t)for delays in implementing the technological adaptation plan for physical points of sale, a penalty of €1,000.00 (Euro one thousand/00) will be applied for each physical point of sale that is not updated for each six-month period or fraction thereof;

u)for delays in connecting to the ADM control system as specified in the Technical Rules, a penalty of €1,000.00 (Euro one thousand/00) per day shall be applied for the first 15 days and a penalty of €2,000.00 (Euro two thousand/00) per day for subsequent days.
3.The concessionaire expressly and unconditionally undertakes to pay the penalties defined in paragraph 2 in the manner indicated in the formal notice of dispute referred to in paragraph 1.
4.In the event of late payment of any sum due to ADM under this agreement, interest shall be payable at the statutory rate, calculated from the day following the due date to the date of actual payment.
5.In the event of failure to pay the penalties or any other amount due, ADM reserves the right to directly enforce the guarantee referred to in Article 24 for the corresponding amount.
6.In the event of late or non-payment of the amounts due to the tax authorities, the penalties provided for by the regulations in force shall remain applicable.
7.This is without prejudice to ADM's right to claim compensation for further damages in breach of this agreement attributable to the concessionaire, including through negligence, which have caused economic damage to the Treasury or to ADM.

SECTION VI
REVOCATION, TERMINATION, AND FORFEITURE OF THE CONCESSION

Article 30
Revocation, termination, and forfeiture

1.ADM may revoke the concession in the cases provided for in Article 21-quinquies of Law No. 241 of August 7, 1990, as amended.
2.ADM, for the purposes of protecting the interests of the Treasury and players, shall terminate this agreement and revoke the concession, in addition to the other cases expressly provided for in this agreement or in applicable legislation, including in the following cases:

a)the concessionaire unjustifiably suspends the wagers collection of Lotto game and other fixed-odds numerical games for reasons not attributable to force majeure for more than thirty-six consecutive hours or for ninety-six non-consecutive hours;
b)it is ascertained that the concessionaire, as well as the persons identified by law or by the selection procedure, including the concessionaire's controlling entity, no longer meet the requirements and conditions for the award of the concession;
c)the concessionaire transfers the concession without the prior authorization of
ADM referred to in Article 9, paragraph 1 above;
d)the concessionaire does not submit to ADM for prior authorization transactions involving subjective changes referred to in Article 9, paragraph 2 above;
e)the concessionaire does not maintain its debt ratio within the value referred to in Article 7, paragraph 1, letter g) above;
f)the concessionaire fails to rebalance its capital adequacy ratio referred to in Article 7, paragraph 1, letter d), within six months of the approval of the financial statements, where the same has been reduced as a result of transactions involving the transfer of quotaholdings, including controlling interests, held by the concessionaire;
g)the concessionaire, without the authorization of ADM, allocates the extra profitability referred to in Article 7, paragraph 2, for purposes other than investments related to the activities entrusted under concession;
h)against the concessionaire, the legal representative, or the directors of the concessionaire, a final conviction or irrevocable criminal decree has been issued, or a sentence has been imposed upon request, pursuant to Article 444 of the Italian Code of Criminal Procedure, for one of the offenses provided for in paragraphs 5 and 6 of the Administrative Rules, by any subsequent legislation on public gaming, and for specific offenses for which referral for trial is sufficient to make it impossible to wait for the role indicated; in such cases, ADM, based on the nature and seriousness of the offense, the manner in which it was committed, and its connection with the object of the activity entrusted under concession, shall assess whether the circumstances are such as to exclude the reliability, professionalism, and moral suitability of the concessionaire;
i)the concessionaire fails to comply with the obligation to enter into additional agreements pursuant to Article 3, paragraph 2, in order to comply with regulatory requirements;
j)the concessionaire seriously or repeatedly violates the applicable provisions in relation to Lotto game and other fixed-odds number games, including failure to comply with the regulations by third parties appointed by the concessionaire for the provision of services related to the Lotto game and other fixed-odds number games;

k)the concessionaire violates the regulations on the suppression of abnormal, illegal, and clandestine gaming, including through subsidiaries or affiliates located anywhere;
1)the concessionaire violates the obligations and duties, including communication obligations, set forth in this agreement and, in particular, in Article 7, paragraph 1, letter b);
m)in the event of serious failure to comply with the terms of the obligations to pay winnings and refunds to players;
n)the concessionaire fails to pay the sums due within the time limits and in the manner established by Article 14 and by the provisions governing Lotto game and other fixed-odds number games;
o)the concessionaire collects wagers in premises other than those where the physical points of sale are located, without prejudice to the provisions of Article 16, paragraph 3;
p)the concessionaire fails to adjust the amounts of the guarantee within the terms set out in Article 24;
q)the concessionaire is more than fifteen days late, compared to the provisions of applicable legislation on Lotto game and other fixed-odds number games and applicable measures on financial flows, in paying the amounts due to ADM referred to in Article 25 and, in particular, the sums provided for in paragraph 1 of the same Article;
r)the concessionaire formally or substantially prevents the correct and exhaustive exercise of controls by ADM, as referred to in Article 28;
s)the concessionaire, in the twenty-four months prior to the expiry of the concession, does not carry out the activities necessary to allow the takeover of the devolved system;

t)the concessionaire fails to comply with the provisions of the technical offer and such failure prejudices the proper performance of the activities entrusted under the concession.
3.The termination of this agreement shall take effect by operation of law, pursuant to Article 1456 of the Italian Civil Code, for failure to comply with any of the obligations set out in letters b), e), d), and q) of paragraph 2 above, without prejudice to the possibility of applying the penalties provided for in Article 29 above.
4.In the other cases provided for, a formal notice to comply shall be issued, pursuant to Article 1454 of the Italian Civil Code, with a deadline for compliance, after which this agreement shall be deemed terminated by operation of law, without prejudice to the application of the penalties provided for in Article 29 above.
5.In the cases provided for in the preceding paragraphs, ADM may enforce, even before the final termination decision, the guarantee referred to in Article 24, within the limits of the damage actually suffered and being suffered in terms of sums owed by the concessionaire, including penalties.
6.In any case, if ADM intends to declare the forfeiture of the concession pursuant to paragraphs 1 and 2 of this article or other articles of the agreement, it shall contest the charge and notify the concessionaire of the initiation of the relevant proceedings, pursuant to Articles 7 and 8 of Law No. 241 of August 7, 1990, as amended, giving it a period of not less than 15 days to submit any written counter-arguments. At the end of the proceedings, ADM, having assessed any counter-arguments, shall adopt a reasoned decision on forfeiture, which shall also establish:
a)the terms of transfer of the automated system for the wagers collection of Lotto game and other fixed-odds number games;
b)the methods and term of mandatory management;
c)the penalties to be applied to the disqualified concessionaire in the event of failure to comply with the terms and conditions referred to in letters a) and b).
7.In the event of revocation of the concession, the guarantee referred to in Article 24 shall in any case be forfeited to ADM, without prejudice to the right to claim further compensation for any damage suffered and being suffered, as well as reimbursement of expenses.

8.No compensation shall be due to the concessionaire in cases of early termination of the concession attributable to the concessionaire.

Article 31
Obligations of the concessionaire in the event of compulsory management

1.In all cases of termination of the concession, including cases of revocation, termination, or forfeiture pursuant to Article 30, the concessionaire expressly and unconditionally undertakes, within the terms indicated by ADM in the revocation or forfeiture measure, to transfer, in accordance with the procedures set out in Article 22, to ADM, to another concessionaire or to a third party indicated by ADM, all tangible and intangible assets constituting the automated system for the wagers collection of Lotto game and other fixed-odds numerical games.
2.The concessionaire is also expressly required to guarantee mandatory management in order to ensure the continuity of wagers collection and to allow the transfer of the activities and functions covered by the concession to ADM, another concessionaire, or a third party designated by ADM.
3.The concessionaire shall receive, for the period of mandatory management, the commission referred to in Article 26.

SECTION VII
FINAL PROVISIONS

Article 32
Obligations in relation to personal data

1.The Parties mutually undertake to process and store data and information, both in paper and electronic form, relating to the performance of activities covered by this agreement, in accordance with the measures and obligations imposed by Regulation (EU) 2016/679 of the European Parliament and of the Council of April 27, 2016, on the protection of natural persons with regard to the processing of personal data and on the free movement of such data.
2.The activities covered by this agreement involve, pursuant to Regulation (EU) No. 679 of April 27, 2016, "General Data Protection Regulation," and Legislative Decree No. 196 of June 30, 2003, "Personal Data Protection Code," and subsequent additions and amendments, the processing of personal data of players who access the automated Lotto game and other fixed-odds number games through their gaming account with a remote point of sale, in accordance with the roles and responsibilities defined with the remote gaming concessionaire authorized as a remote point of sale.
3.In case the concessionaire, in compliance with applicable laws and ADM directives, intend to process the customer’s personal data for additional and different purposes, including, by way of example but not limitation, profiling or transfer of player data to third parties, the concessionaire shall previously inform the player and, if required, obtain the player’s explicit consent.
4.The concessionaire expressly undertakes not to appoint SOGEI S.p.A., under any circumstances, as its external data processor for the processing of player data relating to gaming account agreements entered into with the concessionaire.
5.The concessionaire expressly undertakes to indemnify and hold ADM harmless from any consequences arising from any failure, within the scope of its responsibilities, to comply with the applicable legislation on the processing of player personal data pursuant to Regulation (EU) No. 679 of 27 April 2016 (“General Data Protection Regulation”) and Legislative Decree No. 196 of 30 June 2003 (“Personal Data Protection Code”), as subsequently amended and supplemented.

Article 33
Governing Law and Dispute Applicable Regulation

1.The concession shall be governed by and construed in accordance with the provisions of European Union and national law..

2.For any matters not expressly agreed upon by the parties, the substantive and procedural rules provided for under European Union and national legal systems shall apply..

Article 34
Dispute Resolution

1.Any disputes arising in connection with the application of this agreement, in case ADM exercises authoritative powers, shall be resolved pursuant to Articles 133(1)(c) and 135(1)(q-quater) of Legislative Decree No. 104 of 2 July 2010, as the Italian Code of Administrative Procedure, with the exclusion, in any case, of recourse to arbitration.

Rome, November 17, 2025

For ADM: Mr. Mario Lollobrigida            /s/ Mario Lollobrigida
                            MARIO LOLLOBRIGIDA
Italian Regulatory Authority (ADM)
17.11.2025 14:59:08 GMT+01:00

For the concessionaire: Miguel Bertuzzi Esq.,        /s/ Miguel Bertuzzi
                                MIGUEL BERTUZZI 11/17/2025
3:12:49 p.m. GMT+01:00

Pursuant to Article 1341 et seq. of the Italian Civil Code, the concessionaire specifically approves the following:

For the concessionaire
Article 2 – paragraph 2;	Signature /s/ Miguel Bertuzzi
Article 3 – paragraph 1;	Signature /s/ Miguel Bertuzzi
Article 5	Signature /s/ Miguel Bertuzzi
Article 9	Signature /s/ Miguel Bertuzzi
Article 10	Signature /s/ Miguel Bertuzzi
Article 11 – paragraphs 3 and 7	Signature /s/ Miguel Bertuzzi
Article 12	Signature /s/ Miguel Bertuzzi
Article 13	Signature /s/ Miguel Bertuzzi
Article 14 – paragraphs 2, 3, 4, 5 and 6	Signature /s/ Miguel Bertuzzi
Article 15	Signature /s/ Miguel Bertuzzi
Article 16 – paragraphs 1, 2, 9, 10 and 11	Signature /s/ Miguel Bertuzzi
Article 18 – paragraph 5	Signature /s/ Miguel Bertuzzi
Article 20 – paragraph 2	Signature /s/ Miguel Bertuzzi
Article 22	Signature /s/ Miguel Bertuzzi
Article 23	Signature /s/ Miguel Bertuzzi
Article 24	Signature /s/ Miguel Bertuzzi
Article 27 – paragraph 3	Signature /s/ Miguel Bertuzzi
Article 28 – paragraph 6	Signature /s/ Miguel Bertuzzi
Article 29	Signature /s/ Miguel Bertuzzi
Article 30	Signature /s/ Miguel Bertuzzi
Article 31	Signature /s/ Miguel Bertuzzi
Article 33	Signature /s/ Miguel Bertuzzi

Agreement - Annex 1

AGREEMENT - ANNEX 1

SELECTION PROCEDURE FOR THE AWARD OF THE CONCESSION FOR THE MANAGEMENT OF THE AUTOMATED LOTTO GAME SERVICE AND OTHER FIXED ODDS NUMBER GAMES

CIG - B5202DD405

SERVICE LEVELS AND PENALTIES

1

Agreement - Annex 1
TABLE OF CONTENTS
PREAMBLE    3
1SERVICE LEVELS AND PENALTIES FOR THE OPERATION OF THE PHYSICAL DISTRIBUTION NETWORK    4
1.1PERFORMANCE OF THE PROCESSING SYSTEM AND TELEMATIC NETWORK    4
1.2AVAILABILITY OF THE PROCESSING SYSTEM AND TELEMATIC NETWORK    5
1.3ASSISTANCE AT PHYSICAL POINTS OF SALE    6
1.3.1Remote assistance    6
1.3.2On-site assistance    10
2SERVICE LEVELS AND PENALTIES FOR REMOTE DISTRIBUTION NETWORK MANAGEMENT    11
2.1PERFORMANCE AND TECHNICAL-OPERATIONAL MANAGEMENT OF THE SYSTEM    12
2.2ASSISTANCE    14
3ACTIVATION OF NEW POINTS OF SALE    18
4REVOCATION OR SUSPENSION OF PHYSICAL POINTS OF SALE    18
5EXTRACTION SYSTEM PERFORMANCE    19
6SERVICES RELATED TO THE SUPPLY AND DELIVERY PLAN FOR GAMING MATERIALS    22
7SERVICE LEVEL CONTROL METHODS    23

2

Agreement - Annex 1

PREAMBLE
The concessionaire shall ensure compliance with the service levels indicated in this document in accordance with the provisions of the agreement and the Technical Rules.
The penalties applicable to the concessionaire in the event of non-compliance with the required service levels are specified below.
In particular, the service levels that the concessionaire shall ensure concern:
1.the management of the network of physical points of sale, specifically:
1.1.the performance of the processing system and the telematic network;
1.2.the availability of the processing system and the telematic network;
1.3.assistance at physical points of sale;
2.the management of the network of remote points of sale, specifically:
2.1.the performance of the processing system and the technical and operational management of the same system;
2.2.assistance to remote points of sale;
3.activation of a new physical point of sale for the game under concession;
4.the revocation or suspension of a physical point of sale;
5.the performance of the extraction system;
6.performance relating to the supply and delivery plan for gaming equipment.

3

Agreement - Annex 1

1SERVICE LEVELS AND PENALTIES FOR THE OPERATION OF THE PHYSICAL DISTRIBUTION NETWORK

1.1PERFORMANCE OF THE PROCESSING SYSTEM AND THE TELEMATIC NETWORK

The performance of the processing system and the telematic network is measured in terms of the term of the bet issuance operation, understood as the time elapsed between the confirmation of the bet on the gaming terminal and the issuance of the gaming receipt.
This term shall not exceed 5 (five) seconds in 95% (ninety-five percent) of cases and 10 (ten) seconds in 99% (ninety-nine percent) of cases.
Failure by the concessionaire to comply with the above service levels will result in the application of the penalties listed below.

Service level	Threshold value	Detection interval	Penalty
Term of the bet placement operation	95% (ninety-five percent) of cases with a term not exceeding 5 (five) seconds	Monthly	Up to €2,000.00 (two thousand/00) for each tenth of a percentage point deviation from the indicated threshold value
	99% (ninety-nine percent) of cases with a term not exceeding 10 (ten) seconds	Monthly	Up to €5,000.00 (five thousand/00) for each tenth of a percentage point deviation from the indicated threshold value

4

Agreement - Annex 1

1.2AVAILABILITY OF THE PROCESSING SYSTEM AND THE TELEMATIC NETWORK
The concessionaire shall ensure that the percentage availability of the processing system and the telematic network, measured during the operating hours from 00:00 to 24:00, is not less than:
a)98% (ninety-eight percent) on a monthly basis;
b)96% (ninety-six percent) on a daily basis.
These values are considered net of the time required for extraordinary and scheduled maintenance agreed with ADM.
The availability percentage is calculated by considering 1 minute of availability in the hourly interval
.
Failure by the concessionaire to comply with the service levels referred to in points a) and b) above will result in the application of the penalties indicated below.

Service level	Threshold value	Measurement interval	Penalty
	98% (ninety-eight percent) of the minutes scheduled on a monthly basis	Monthly

For each tenth of a percentage point deviation from the threshold value, up to 0.2% (zero point two percent) of the physical network wagers collection achieved in the month prior to the month of detection.

Availability of the
processing system
processing and		Daily with monthly reporting
of the network			For every tenth of a percentage point of
telematic			deviation from the threshold value,
96% (ninety-six percent) of the minutes provided on a daily basis achieved during the period of unavailability exceeding the permitted level, up to 50% (fifty percent) of the average wagers collection on the physical network, calculated for corresponding minutes, on the

same day of the four weeks
preceding the one in which the measurement was taken.

5

Agreement - Annex 1

1.3ASSISTANCE AT PHYSICAL POINTS OF SALE
The concessionaire shall ensure adequate on-site and remote assistance at physical points of sale.

1.3.1Stand-by assistance

The concessionaire provides assistance to physical points of sale. To this end, the concessionaire manages the central Contact Center system to ensure timely responses to requests for clarification from physical points of sale. In addition, the concessionaire is responsible for removing any malfunctions in the processing system that affect the functionality of the network connecting physical points of sale.
In particular, the concessionaire provides remote assistance to physical points of sale during the hours indicated below, every day of the week, including holidays: from 7:00 a.m. to 8:00 p.m.
In the event of failure to comply with the above hours, a penalty of up to €3,000.00 (three thousand/00) will be applied for each hour of failure to provide assistance.
The concessionaire shall guarantee the following service levels:

a)Response times (via telephone support, email, and other fast communication channels) to requests for clarification and information:
1.    within 1 working hour for 90% (ninety percent)
u.    within 4 working hours for 95% (ninety-five percent)
111.    within the end of the first working day for 100% (one hundred percent).

Failure by the concessionaire to comply with the above service levels will result in the application of the following penalties:

6

Agreement - Annex 1

Service level	Threshold value	Detection interval Detection	Penalty
Response times to requests for clarification and information	Within 1 working hour for 90% (ninety percent) of requests for assistance	Monthly	Up to €500.00 (five hundred/00) for each percentage point or fraction of a percentage point of deviation from the indicated threshold value
	Within 4 working hours for 95% (ninety-five percent) of requests for assistance	Monthly	Up to €1,000.00 (one thousand/00) for each point or fraction of a percentage point deviation from the indicated threshold value
	Within the end of the next working day for 100% (one hundred percent) of assistance requests	Monthly	Up to €2,000.00 (two thousand/00) for each point or fraction of a percentage point of deviation from the indicated threshold value

b)Response times for resolving malfunctions relating to the telematic network.

The time taken to resolve a malfunction in the telematic network is calculated as the time elapsed between the malfunction being reported to the contact center and the restoration of correct functioning, automatically detectable through the ticket opening and closing times, net of interventions by the telecommunications network service provider and not considering times outside the contact center's service hours.
7

Agreement - Annex 1

The service levels for resolving such malfunctions are described below.

Assistance in the event of malfunctions that limit gaming activities

b1) for 98% (ninety-eight percent) of cases within 4 working hours of receiving the report by the assistance service;

b2) for 100% (one hundred percent) of cases within the end of the first working day following receipt of the report by the assistance service.

Assistance in the event of malfunctions that do not limit gaming activities

b3) in 90% (ninety percent) of cases, by the end of the second working day following receipt of the report by the assistance service

64) for 100% (one hundred percent) of cases by the end of the 4th working day following receipt of the report by the assistance service

Failure by the concessionaire to comply with the above setv1Z10 levels will result in the application of the penalties listed below.

8

Agreement - Annex 1

Service level	Threshold value	Detection interval	Penalty
Response times for resolving malfunctions relating to the telematic network	Within 4 working hours for 98% (ninety-eight percent) of cases of requests for assistance for malfunctions that limit wagers collection activities	Monthly	Up to €5,000.00 (five thousand/00) for each point or fraction of a percentage point of deviation from the indicated threshold value
	By the end of the first working day following the request for assistance in 100% (one hundred percent) of cases of malfunctions that limit wagers collection activities	Monthly	Up to €10,000.00 (ten thousand/00) for each point or fraction of a percentage point of deviation from the indicated threshold value
	By the end of the second working day following the request for assistance in 90% (ninety percent) of cases of malfunctions that do not limit wagers collection activities	Monthly	Up to €1,000.00 (one thousand/00) for each point or fraction of a percentage point of deviation from the indicated threshold value
	By the end of the fourth working day following the request for assistance for malfunctions that do not limit wagers collection activities, in 100% (one hundred percent) of cases	Monthly	Up to €2,000.00 (two thousand/00) for each point or fraction of a percentage point of deviation from the indicated threshold value

9

Agreement - Annex 1

1.3.2 Assistance on site
The concessionaire provides on-site assistance at physical points of sale, i.e., technical and widespread assistance throughout the territory, necessary for the removal of possible malfunctions of the equipment installed at the physical points of sale themselves.
In particular, the concessionaire guarantees assistance at physical points of sale during the following hours, every day of the week, including holidays:

from 7:00 a.m. to 8:00 p.m.

In the event of non-compliance with the above hours, a penalty of up to €3,000.00 (three thousand/00) will be applied for each hour of failure to provide assistance.
In particular, the concessionaire shall guarantee and comply with the following service levels - in accordance with the procedures indicated in the service organization plan based on the provisions of the administrative rules - such as to comply with the following percentage of resolutions of on-site assistance requests, compared to the threshold values:
a)within 4 working hours, 60% (sixty percent)
b)within 8 business hours, 90% (ninety percent)
c)within 2 working days, 100% (one hundred percent)

Failure by the concessionaire to comply with these service levels for two consecutive months will result in the application of the following penalties:

10

Agreement - Annex 1

Service level	Threshold value	Detection interval	Penalty
	60% (sixty percent) within 4 working hours	Monthly	Up to €1,000.00 (one thousand/00) for each point or fraction of a percentage point of deviation from the indicated threshold value
Time frame for
resolution of			Up to €2,000.00
problems related to requests	90% (ninety percent) within 8 working hours	Monthly	(two thousand/00) for each percentage point or fraction thereof of
assistance in			deviation from the threshold value
loco			indicated
	100% (one hundred percent) within 2 business days	Monthly	Up to €3,000.00 (three thousand/00) for each percentage point or fraction of a percentage point of deviation from the indicated threshold value

2SERVICE LEVELS AND PENALTIES FOR THE REMOTE MANAGEMENT OF THE DISTRIBUTION NETWORK
The service levels that the concessionaire shall ensure in the management of the remote point of sale network concern:
a)performance of the processing system and technical-operational management of the same system;
b)assistance to remote points of sale.

11

Failure by the concessionaire to comply with the service levels referred to in points a) and b) above will result in the application of the penalties indicated below.

12

Agreement - Annex 1

2.1PERFORMANCE AND TECHNICAL-OPERATIONAL MANAGEMENT OF THE SYSTEM'

The processing system shall guarantee service continuity during gaming operations, in all circumstances, regardless of the load on the processing system itself. As part of technical and operational management, service levels shall be guaranteed for the management of the processing system and the telematic network.
In particular, the following service level shall be guaranteed:
percentage of availability of the system and the telematic network, measured during the service availability interval provided for the remote wagers collection of Lotto and other fixed-odds number games, from Monday to Sunday, not less than 92% (ninety-two percent) on a daily basis - 24 hours
- and no less than 96% (ninety-six percent) on a monthly basis.

In the event of deviation from the pre-established threshold values for daily and monthly service levels, the following penalties will be applied:

Service level	Threshold value	Detection interval	Penalty
Availability of the processing system and telematic network	92% (ninety-two percent) of minutes scheduled on a daily basis	Daily with monthly reporting
For each tenth of a percentage point of deviation from the threshold value, achieved in the period of unavailability exceeding that permitted, up to 50% (fifty percent) of the average wagers collection on the remote network, calculated for corresponding minutes, on the same day of the four weeks preceding that of detection.

	96% (ninety-six percent) of the minutes expected on a monthly basis	Monthly	For every tenth of a percentage point deviation from the threshold value, up to 0.2% (zero point two percent) of the remote wagers collection achieved in the month preceding that of the measurement.

13

Agreement - Annex 1

The unavailability of the service shall be considered net of the time required for extraordinary and scheduled maintenance, agreed in advance with ADM.
*    *    *
With regard to the above penalties:

•for the purposes of calculating the difference between the actual percentages and the threshold values, the former shall be rounded as follows:
-rounded to 0% (zero percent) for differences between 0.00% (zero point zero percent) and 0.49% (zero point forty-nine percent);
-round up to 1% (one percent) for differences greater than 0.49% (zero point forty-nine percent).

•For the purposes of calculating hours of delay, fractions are rounded as follows:

-from 1 to 29 minutes: zero hours;

-from 30 to 60 minutes: 1 hour.

•For the purposes of calculating the number of days of delay, fractions are rounded as follows:

-from 1 hour to 11 hours and 59 minutes: zero days;

-from 12 hours to 24 hours: 1 day.

The concessionaire may submit a report with its considerations in r order to justify any deviations from the pre-established values.

14

Agreement - Annex 1

2.2ASSISTANCE
The concessionaire provides assistance to remote points of sale to ensure timely responses to requests for clarification, through the Contact Center system or other appropriate structure. In addition, the concessionaire is responsible for removing any malfunctions in the processing system that affect the functionality of the network connecting to remote points of sale.
The concessionaire provides assistance to remote points of sale at the times indicated below, every day of the week, including holidays:
from 7:00 a.m. to 8:00 p.m.

In the event of failure to comply with the above hours, a penalty of up to €3,000.00 (three thousand/00) will be applied for each hour of failure to provide assistance.
The concessionaire shall guarantee the following service levels:

a)Response times (via telephone assistance, email, and other fast communication channels) to requests for clarification and information:
1. within 1 working hour for 90% (ninety percent)
11. within 4 working hours for 95% (ninety-five percent)
111. by the end of the first working day following the order for 100% (one hundred percent)

Failure by the concessionaire to comply with the setv1210 levels indicated above will result in the application of the penalties listed below.

15

Agreement - Annex 1

Service level	Threshold value	Detection interval of detection	Penalty
	Within 1 working hour for 90% (ninety percent) of service requests	Monthly	Up to €500.00 (five hundred/00) for each percentage point or fraction of a percentage point of deviation from the indicated threshold value
Within 4 working hours

Up to €1,000.00 (one thousand/00) for each percentage point or fraction thereof deviating from the indicated threshold value
-    1

Up to €2,000.00 (two thousand/00) for each point or fraction of a percentage point of deviation from the indicated threshold value for the 95%
	(ninety-five per	Monthly
hundred) of requests for
assistance
Response times to requests for	f +-	- ,f
clarification and of
information
By the end of the 1st
business day working
	for 100%	Monthly
(one hundred percent) of
requests for assistance

16

.Agreement - .Annex 1

b)Response times for resolving malfunctions relating to the telematic network.

The time taken to resolve a malfunction in the telematic network in relation to remote points of sale is calculated as the time elapsed between the malfunction being reported to the contact center and the restoration of correct functioning, automatically detectable through the opening and closing times of the ticket, net of interventions by the telecommunications network service provider and not considering times outside the contact center's service hours.
The service levels for resolving such malfunctions are described below.
Exemption in the event of malfunctions that limit gaming activities

b1) for 98% (ninety-eight percent) of cases within 4 working hours of receiving the report by the assistance service;

b2) for 100% (one hundred percent) of cases within the end of the first working day following receipt the report by the assistance service;
assistance in the event of malfunctions that do not limit gaming activities

b3) in 90% (ninety percent) of cases, by the end of the second working day following receipt of the report by the assistance service

b4) for 100% (one hundred percent) of cases by the end of the 4th working day following receipt of the report by the assistance service

Failure by the concessionaire to comply with the above service levels will result in the application of the penalties listed below.

17

Agreement - _Annex 1

Level of service	Threshold value	Detection interval	Penalty
Response times for resolving malfunctions relating to the telematic network in relation to remote points of sale	Within 4 working hours for 98% (ninety-eight percent) of cases of requests for assistance for malfunctions that limit the activity of wagers collection	Monthly	Up to €5,000.00 (five thousand/00) for each point or fraction of a percentage point of deviation from the indicated threshold value
	By the end of the first working day following for 100% (one hundred percent) of cases of requests for assistance for malfunctions that limit the wagers collection	Monthly	Up to €10,000.00 (ten thousand/00) for each point or fraction of a percentage point of deviation from the indicated threshold value
	By the end of the second working day following the request for assistance in 90% (ninety percent) of cases of malfunctions that do not limit wagers collection	Monthly	Up to €1,000.00 (one thousand/00) for each percentage point or fraction thereof deviating from the indicated threshold value
	By the end of the 4th working day following for 100% (one hundred percent) of cases of requests for assistance for malfunctions that do not limit the wagers collection	Monthly	Up to €2,000.00 (two thousand/00) for each point or fraction of a percentage point of deviation from the indicated threshold value

18

Agreement - Annex 1

3ACTIVATION OF NEW PHYSICAL POINTS OF SALE

As part of the activation of the wagers collection network, or reactivation following a previous revocation of the concession, the concessionaire shall make each physical point of sale operational within 90 (ninety) days of notification by ADM.

Level of service	Threshold value	Detection interval	Penalty
Activation times for new physical points of sale	100% (one hundred percent) of activations or reactivations within 90 (ninety) days of ADM's notification of the contract signing	Monthly	Up to €1,000.00 (one thousand/00) for each day of delay for each physical point of sale

4REVOCATION OR SUSPENSION OF PHYSICAL POINTS OF SALE

The concessionaire shall ensure the effective implementation of the measures communicated by ADM regarding the revocation or suspension of the service of physical points of sale, as well as the reactivation of suspended physical points of sale.

To this end, without prejudice to ADM's right to directly block the terminals of the points of sale concerned, the concessionaire shall ensure that the measures are effectively implemented by checking those sent by ADM.

Therefore, the concessionaire shall ensure the effective blocking or reactivation of suspended physical points of sale on the central and local processing system within 1 hour of notification by 8:00 p.m. on each working day or by 9:00 a.m. on the following working day in the case of notification after 8:00 p.m.

19

Agreement - Annex 1

Failure by the concessionaire to comply with the identified service levels will result in the application of the penalties indicated below, without prejudice to ADM's right to claim the greater damage caused to the Treasury by any failure to pay the wagers collection by the physical point of sale.

Service level	Threshold value	Delay	Penalty
Time for revocation or suspension or reactivation of suspended physical points of sale	1 hour for ADM communications by 8:00 p.m.	Up to 2 hours	€5,000.00 (five thousand/00) per hour or fraction of an hour
		Over 2 hours	€1,000.00 (one thousand/00) per hour or fraction thereof
	By 9:00 a.m. on the following working day for ADM communications received after 8:00 p.m. on the previous working day	Up to 2 hours	€5,000.00 (five thousand/00) for each hour or fraction of an hour
		Over 2 hours	€1,000.00 (one thousand/00) for each hour or fraction thereof

5 SERVICES EXTRACTION SYSTEM

The concessionaire shall ensure that the extraction system, both for the Lotto game using automated equipment and for all other fixed-odds number games using the automatic extraction system, ensures the timeliness of operations in order to avoid the possibility of a decrease in revenue due to a lack of knowledge of the results of the draws.
The percentage of availability of the extraction system is measured for the Lotto game according to the following parameter:

a)100% (one hundred percent) of extractions carried out within 15 minutes of the scheduled time, measured on a monthly basis;

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Agreement - Annex 1

Service level	Threshold value	Measurement interval	Penalty
Availability of the Lotto game extraction system	100% (one hundred percent) of draws carried out within 15 minutes of the scheduled draw time	Monthly	Up to €5,000.00 (five thousand/00) for each point or fraction of a percentage point of deviation from the indicated threshold value

The percentage availability of the 10eLOTTO draw system, during the operating hours from 00:00 to 24:00, shall comply with:

a)for the immediate mode; 90% (ninety percent) within 10 seconds and 100% (one hundred percent) within 59 seconds of the request for draws carried out and verifiable from the bets placed, recorded on a monthly basis;
b)for the time interval mode; 95% (ninety-five percent) within 10 seconds and 100% (one hundred percent) within 59 seconds of the scheduled time interval for the draws, measured on a monthly basis;

21

Agreement - Annex 1

Service level	Threshold value	Detection interval	Penalty
90% (ninety percent)
percent) of
	draws		Up to €5,000.00 (five thousand/00)
	carried out and verifiable by	monthly	for each point or fraction of a point percentage deviation from the value of
	bets issued		indicated threshold
within 10 seconds
Availability of	from the request
draw system
10eLOTTO			Up to €10,000.00 (ten thousand/00) for each point or fraction of a percentage point of deviation from the indicated threshold value
immediate mode	100% (one hundred per
hundred) of
draws
	made and verifiable by	Monthly
bets placed
within 59 seconds
of the request

Service level	Threshold value	Detection interval	Penalty
95
(ninety-five
	percent) of		Up to €5,000.00 (five thousand/00)
	draws carried out within 1O	Monthly	for each point or fraction of a point percentage deviation from the value of
	seconds from the		indicated threshold
Availability of the extraction system	expected time interval
10eLOTTO
interval mode
interval	100% (one hundred percent
hundred) of
	draws		Up to €10,000.00 (ten thousand/00)
	made within 59	Monthly	for each point or fraction of a point
	seconds from		percentage deviation from the value of

22

time interval	indicated
provided for

23

Agreement - Annex 1

The percentage of availability of the extraction system is measured for MillionDay in the operating interval from 00:00 to 24:00:

95% (ninety-five percent) within 10 seconds and 100% (one hundred percent) within 59 seconds of the expected time interval for draws, measured on a monthly basis;

Service level	Threshold value	Detection interval	Penalty
95
(ninety-five
	percent) of extractions performed within 10 seconds of the exact cadence	Monthly	Up to €5,000.00 (five thousand/00) for each point or fraction of a percentage point of deviation from the indicated threshold value
Availability of	expected time
MillionDay

MillionDay
100% (one hundred per
hundred) of
	draws		Up to €10,000.00 (ten thousand/00)
	made within 59	Monthly	for each point or fraction of a point
	seconds from		percentage deviation from the
	exact frequency		indicated
expected time interval

Failure by the concessionaire to comply with the service levels identified in this section will result in the application of the penalties indicated, without prejudice to ADM's right to claim the greater damage caused to the Treasury by any failure to collect.

6SERVICES    RELATED    TO THE    PLAN    SUPPLY    SUPPLY    AND DELIVERY OF GAME MATERIALS

In order to ensure the proper functioning of the system for planning and controlling deliveries to physical points of sale, the level of service monitored relates to the percentage of deliveries made regularly following a request from the physical point of sale, resulting from unforeseeable needs with respect to what was defined by the concessionaire in the supply plan prepared.

24

Agreement - Annex 1
In the event of non-compliance, the following penalties will be applied:

Level of service	Threshold value	Detection interval	Penalty
Percentage of deliveries	95 (ninety-five percent) of requests processed within 72 hours of the request from the physical point of sale	Quarterly	Up to €5,000.00 (five thousand/00) for each point or fraction of a percentage point of deviation from the indicated threshold value
	100% (one hundred per	Quarterly	Up to €10,000.00 (ten thousand/00) for each point or fraction of a percentage point deviation from the indicated threshold value hundred) of requests processed within 96 hours of the request from the physical collection point
7METHODS FOR MONITORING SERVICE LEVELS

Within 30 (thirty) days of the publication of the outcome of the selection procedure, the successful bidder shall submit to ADM the methods for collecting the data necessary for verifying service levels, together with the relevant control equipment to be used for the aforementioned wagers collection.
For the purposes of monitoring service levels and the consequent application of penalties, the following procedure shall be followed:
a)the results of the measurements of the service levels provided shall be supplied by the concessionaire to ADM within 20 (twenty) days of the end of each reference period and shall concern the measurements taken in the previous period;
b)the concessionaire may submit a report with its own considerations regarding the reasons for any deviations from the pre-established values;
c)ADM reserves the right to carry out inspections at the concessionaire's premises to verify compliance with service levels;
d)ADM will define control plans, carried out also by means of checks on the ADM control system.

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